Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon

Vice President - Chief Financial Officer

Franklin, Tennessee

615-771-3100

FOR IMMEDIATE RELEASE

MONDAY, JUNE 29, 2015

CLARCOR DIVESTS PACKAGING SUBSIDIARY J.L. CLARK, INC.

Franklin, TN, June 29, 2015 — CLARCOR Inc. (NYSE: CLC) announced that it has sold its packaging subsidiary, J.L. Clark, Inc. to CC Industries, Inc. (“CCI”), an affiliate of Chicago-based Henry Crown and Company. With approximately 350 employees and annual revenues of approximately $77 million, J.L. Clark designs and manufactures specialty metal and plastic packaging for a wide variety of consumer products customers.

Headquartered in Rockford, IL, the 111 year-old J.L. Clark also has significant manufacturing facilities in Lancaster, PA and was the original business of CLARCOR. Prior to its divestiture, J.L. Clark was the sole operating company in CLARCOR’s packaging segment, and the sale thus represents CLARCOR’s exit from packaging to focus solely on filtration.

Christopher L. Conway, CLARCOR’s Chairman, President and Chief Executive Officer commented, “Today is a bittersweet but exciting day for both CLARCOR and J.L. Clark. Over the last 40 years CLARCOR has transformed itself into one of the world’s leading diversified filtration companies. As we looked to the future and our strategic priorities, we reluctantly determined that the time is right for us to exit the packaging industry, a decision that benefits not only CLARCOR, but J.L. Clark as well. The simple truth is that, as a filtration company, we have not been able to give J.L. Clark the strategic focus and energy that the company and its dedicated employees deserve.

Given the strong legacy of J.L. Clark and its importance in the history of CLARCOR, we did not take this decision lightly and we were extremely particular in selecting a buyer to whom that legacy could be entrusted. I believe our efforts in this regard have paid off, and I could not be happier that J.L. Clark will find a home with CCI, an iconic owner whose vision and culture are a perfect fit with J.L. Clark. Their desire to own and grow J.L. Clark was evident from the outset of our discussions, and we have every confidence that Henry Crown and Company will invigorate J.L. Clark in the way that its employees in Rockford and Lancaster deserve.”

XMS Capital Partners served as exclusive financial advisor and Bass Berry & Sims PLC served as exclusive outside legal advisor to CLARCOR in connection with the transaction.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

CC Industries, Inc., headquartered in Chicago, operates under the umbrella of Henry Crown and Company and is the holding and management company for the Crown family’s privately held operating companies, including Great Dane Trailers; Provisur Technologies; Trail King Industries; Little Lady Foods and Gillig LLC.

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